EXHIBIT 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on September 1, 2022, with respect to the financial statements of Metro One Telecommunications, Inc. as of December 31, 2021, and for the year then ended, included in the Annual Report on Form 10-K. We acknowledge that any financial statement figures are materially correct based on our audit work performed.  We also consent to application of such report to the financial information in the Annual Report on Form 10-K, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

April 18, 2023

PCAOB #: 6778

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

  (O)720-464-2875 (M)773-255-5631 (F)720-222-5846